DUNE ENERGY SIGNS DEFINITIVE AGREEMENT TO ACQUIRE BARNETT SHALE PROPERTIES

HOUSTON, Nov. 7 /PRNewswire-FirstCall/ -- Dune Energy, Inc. ("Dune" or the "Company") (Amex: DNE) announced today that on November 4, 2005, the Company signed an Amended and Restated Asset Purchase and Sale Agreement (the "Agreement") with Voyager Partners, Ltd. ("Voyager"), to acquire 95% of Voyager's interest in producing and non-producing natural gas properties located in Denton and Wise Counties, on the fairway of the prolific Barnett Shale play in the North Texas Fort Worth Basin (the "Properties").

The new purchase price for the transaction is $68.3 million, subject to reduction in certain instances. The increase from the original consideration of $56 million, previously announced on June 14, 2005, is the result of higher allocated values for certain Properties as well as the substitution of certain new Properties for properties that are no longer part of the acquisition. In addition, apart from the Properties being acquired for $68.3 million, Voyager has assigned to Dune a contract to purchase producing and non-producing properties from a third party, for approximately $5 million. Dune expects to close this purchase on or before November 15, 2005. These properties are located in Denton County.

"I am very pleased that we have reached a new agreement with Voyager. These high quality Properties, on the fairway of the Barnett Shale play, provide Dune with more than 100 low risk extensional drilling locations, a third of which may be drilled horizontally. We fully expect this transaction be highly accretive to Dune," stated Alan Gaines, Chairman and Chief Executive Officer.

A reserve report as of December 31, 2004, prepared by independent petroleum engineering firm DeGolyer & MacNaughten, indicated that there are approximately 27 Bcfe of net proved reserves underlying the Properties. Since that date, based upon Management's internal evaluation, Dune believes Voyager has added as much as an additional 18 Bcfe in proved reserves to the Properties being acquired, bringing the total to 45 Bcfe.

The Agreement provides for the rolling purchase of the Assets in three tranches, each with a different closing date. The closing of Tranche I Assets is scheduled for December 15, 2005, and the parties have agreed that such closing must consist of Properties with a value of at least $25 million. Failure to close on at least $25 million in Properties by December 15, 2005 will allow either party to terminate the Agreement.

The closing of Tranche II Properties, valued at approximately $20 million, is scheduled to occur between January 5, 2006 and February 28, 2006. The closing of Tranche III Properties, with an approximate value of $23 million, is scheduled to occur within 75 days after Voyager notifies Dune of their availability.

Each of the three closings is subject to the satisfaction of various conditions, including Dune's ability to obtain financing. In addition, given the difficulty of procuring rigs, Dune may be unable to satisfy certain drilling obligations on leases underlying the Properties to be acquired. If such were the case, then the Company may elect not to proceed with the acquisition.

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As previously reported, Dune has received a commitment from Standard Bank Plc to loan up to $50 million, subject to certain covenants and conditions. The remainder of the purchase price, together with additional funds to support the Company's intended aggressive drilling program, will be raised through the issuance of a combination of subordinated debt and equity.

Dune Energy is a rapidly growing independent E&P company engaged in the development, production and acquisition of oil and gas, with operations presently concentrated along the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. Additional information is available at http://www.duneenergy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

      Contacts: Alan Gaines, Chairman & CEO
                Dune Energy, Inc.
                713-888-0895

                Jack Lascar, Partner
                DRG&E / 713-529-6600